UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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SHORETEL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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January     , 2009

To our valued stockholders,

ShoreTel’s success depends on attracting and retaining the very best employee talent available. Like many companies, we have used stock options as a vehicle for recruiting, motivating and retaining our employees, and aligning their interests with that of our stockholders. Stock options can be an extremely effective tool in this regard. However, as of year end, we have approximately 3.3 million outstanding stock options with exercise prices at or above $9.50 per share, approximately double our current stock price, and approximately 55 percent of ShoreTel’s unvested employee stock options had strike prices at or above $9.50 per share. As a result, these stock options are not serving the purpose for which they were intended.

In response to this situation, our Board of Directors has authorized a voluntary stock option exchange program in which all U.S. employees with stock options with exercise prices at $9.50 and above will be eligible to participate. While our current stock option plan does not require stockholder approval, we are asking you, our stockholders, to approve this program. We believe that when faced with the facts about the current equity compensation situation for a majority of our employees, you will come to the same conclusion that we have. This plan makes sense and we believe it is in the best interest of both our employees and our stockholders.

Let me review the factors that led us to this proposal. After a successful IPO in July 2007, ShoreTel’s stock price has been impacted by many factors including the significant worldwide economic downturn occurring over the past several months, despite our recent operating results. The decline in our stock price has led to a large number of options not serving as the motivation factor that they were originally intended. Looking forward, we believe now is the right time to approve an option exchange program so when the economic storm passes, we are in a position to leverage the retention and motivational aspects of our employee stock options.

We have structured the proposed stock option exchange program in a way that is intended to enhance stockholder value by helping us to retain our employees — our most critical and valuable assets. The Board of Directors engaged a top tier consulting firm to help us analyze our various compensation alternatives. One common solution is to issue more stock options rather than do a stock option exchange. We rejected that approach because while it may be easier to execute, the dilution it causes is not in the best interest of our stockholders. Our proposed exchange offers a solution with no additional dilution. This program balances our responsibility to be prudent and vigilant with our cash-based operating expenses in order to maximize stockholder value with our need to retain our employees.

This option exchange is not a free ride for any of our employee participants. All vesting that the employee has earned since the original grant will be forfeited in exchange for a new exercise price. On average, employees will forfeit 18 months of vesting to participate in this program. If approved by stockholders, eligible U.S. employees who currently have stock options with an exercise price of $9.50 or higher will have the ability to exchange their “out of the money” stock options for new stock options that will begin vesting over a new four year vesting period. The exercise price for these new options will be set at the fair market value our stock at the end of the exchange offer period, which we expect to be in early February 2009.

I hope you will agree that this represents a reasonable plan to retain our employees and ultimately, drive stockholder value. With this program, we believe we are putting the appropriate incentives in place to ensure that our employees remain with the company for years to come. I ask for your vote in favor of our proposed plan.

Best regards,

/s/ JOHN W. COMBS
John W. Combs
Chairman, President and Chief Executive Officer

SHORETEL, INC.

960 Stewart Drive

Sunnyvale, California 94085

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Our Stockholders:

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of ShoreTel, Inc. will be held at our headquarters located at 960 Stewart Drive, Sunnyvale, California 94085, on February 2, 2009, at 3:00 p.m., Pacific Time, for the following purposes:

To approve a one-time exchange of outstanding stock options to purchase shares of our common stock that have an exercise price greater than or equal to $9.50 per share,

1.	held by our U.S. employees, excluding our section 16 officers;

2.	held by our section 16 officers; and

to transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

In the event stockholders approve Proposal 2 and do not approve Proposal 1, the board of directors will not conduct the proposed exchange of outstanding stock options held by our section 16 officers as described in the Proxy Statement. We define our section 16 officers in accordance with Rule 16a-1(f) of the Securities and Exchange Act of 1934.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on December 29, 2008 are entitled to notice of, and to vote at, the Meeting or any adjournment or postponement thereof.

By Order of the Board of Directors

/s/ JOHN W. COMBS
John W. Combs
Chairman, President and Chief Executive Officer

Sunnyvale, California

January     , 2009

The board of directors recommends that you vote for each of the proposals for the one-time exchange of outstanding employee stock options.

Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the meeting.

SHORETEL, INC.

960 Stewart Drive

Sunnyvale, California 94085

PROXY STATEMENT

January     , 2009

The accompanying proxy is solicited on behalf of the Board of Directors (the “Board of Directors” or the “Board”) of ShoreTel, Inc., a Delaware corporation (“ShoreTel”), for use at the Special Meeting of Stockholders (the “Meeting”) to be held at our headquarters located at 960 Stewart Drive, Sunnyvale, California 94085, on Monday, February 2, 2009, at 3:00 p.m., Pacific Time. This Proxy Statement and the accompanying form of proxy are expected to be first mailed to stockholders on or about January     , 2009.

Voting Rights, Quorum and Required Vote

Only holders of record of our common stock at the close of business on December 29, 2008, which is the record date, will be entitled to vote at the Meeting. At the close of business on December 29, 2008, we had             shares of common stock outstanding and entitled to vote. Holders of ShoreTel common stock are entitled to one vote for each share held as of the above record date. A quorum is required for our stockholders to conduct business at the Meeting. A majority of the shares of our common stock entitled to vote on the record date, present in person or represented by proxy, will constitute a quorum for the transaction of business.

To be approved, each proposal requires the affirmative vote of the majority of shares of common stock entitled to vote and present in person or represented by proxy at the Meeting and who vote for or against the proposal. If stockholders abstain from voting, including brokers holding their clients’ shares of record who cause abstentions to be recorded, these shares will be considered present and entitled to vote at the Meeting and will be counted towards determining whether or not a quorum is present. Abstentions will have no effect with regard to the proposals, as abstentions are not counted as a vote for or against. In the event stockholders approve Proposal 2 and do not approve Proposal 1, the board of directors will not conduct the proposed exchange of outstanding stock options held by our section 16 officers as described in the Proxy Statement.

Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients or in the absence of such direction, in their own discretion if permitted by the stock exchange or other organization of which they are members. Members of the New York Stock Exchange are permitted to vote their clients’ proxies in their own discretion as to certain “routine” proposals, such as the proposals to be voted on at the Meeting. If a broker votes shares that are not voted by its clients for or against a proposal, those shares are considered present and entitled to vote at the Meeting. Those shares will be counted towards determining whether or not a quorum is present. Those shares will also be taken into account in determining the outcome of all of the proposals. Brokers do not have discretionary authority over non “routine,” matters. Because the proposals are not routine, a broker who has received no instructions from its clients generally does not have discretion to vote its clients’ un-voted shares on that proposal. When a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, the missing votes are referred to as “broker non-votes.” Those shares would be considered present for purposes of determining whether or not a quorum is present, but would not be considered entitled to vote on the proposals. Those shares would not be taken into account in determining the outcome of the non-routine proposals.

Voting of Proxies

The proxy accompanying this Proxy Statement is solicited on behalf of the Board of Directors of ShoreTel for use at the Meeting. Stockholders are requested to complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope. All signed, returned proxies that are not revoked will be voted in accordance with the instructions contained therein. However, returned signed proxies that give no instructions as to how they should be voted at the Meeting will be counted as votes “for” the proposal. In the event that sufficient votes in favor of the proposals are not received by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Meeting to permit further solicitations of proxies. Any such adjournment would require the affirmative vote of the majority of the outstanding shares present in person or represented by proxy and entitled to vote at the Meeting provided a quorum is present.

Expenses of Solicitation

The expenses of soliciting proxies to be voted at the Meeting will be paid by ShoreTel. Following the original mailing of the proxies and other soliciting materials, ShoreTel and/or its agents may also solicit proxies by mail, telephone, telegraph or in person. Following the original mailing of the proxies and other soliciting materials, ShoreTel will request that brokers, custodians, nominees and other record holders of its common stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies.

Revocability of Proxies

Any person signing a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to the Meeting or at the Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by a writing delivered to ShoreTel stating that the proxy is revoked, by a subsequent proxy that is signed by the person who signed the earlier proxy and is delivered before or at the Meeting, or by attendance at the Meeting and voting in person. Please note, however, that if a stockholder’s shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Meeting, the stockholder must bring to the Meeting a letter from the broker, bank or other nominee confirming that stockholder’s beneficial ownership of the shares.

Telephone or Internet Voting

For stockholders with shares registered in the name of a brokerage firm or bank, a number of brokerage firms and banks are participating in a program for shares held in “street name” that offers telephone and Internet voting options. Stockholders with shares registered directly in their names with Computershare, ShoreTel’s transfer agent, will also be able to vote using the telephone and Internet. If your shares are held in an account at a brokerage firm or bank participating in this program or registered directly in your name with Computershare, you may vote those shares by calling the telephone number specified on your proxy or accessing the Internet website address specified on your proxy instead of completing and signing the proxy itself. The giving of such a telephonic or Internet proxy will not affect your right to vote in person should you decide to attend the Meeting.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting via the telephone or Internet should understand that there may be costs associated with telephonic or electronic access, such as usage charges from telephone companies and Internet access providers, that must be borne by the stockholder.

STOCK OPTION EXCHANGE PROGRAM

Introduction

We are seeking stockholder approval of a stock option exchange program that would allow us to cancel out-of-the-money stock options, currently held by a majority of our U.S. employees and some of our section 16 officers, in exchange for the issuance of the same amount of new stock options with lower exercise prices. We are proposing this program because we believe that, by re-purposing already issued stock options with a lower exercise price and resetting vesting terms, we will more cost-effectively provide retention and economic incentives to our employees rather than by simply issuing incremental equity awards or paying additional cash compensation. Approval of the stock option exchange program will enable us to leverage the 3,256,373 outstanding stock options, with exercise prices at $9.50 or above, for the purposes for which they were originally intended, namely, to motivate and retain employees. Further, we believe that re-starting the vesting, over a new four year period for any new stock options granted under the exchange program, will result in long-term employee retention which has significant value to ShoreTel.

Overview

If the proposals are approved, participating employees would have the opportunity to surrender unexercised employee stock options they currently hold with an exercise price greater than or equal to $9.50 per share and would receive in exchange options to purchase an equivalent number of shares of common stock, at an exercise price equal to the fair market value on the grant date of the new stock options (the “Stock Option Exchange”). The new options would vest on a new four-year schedule, with either (i) 25% of the shares subject to the option vesting on the first anniversary of the date of grant, and the remainder vesting ratably on a monthly basis over the next three years or (ii) 50% of the shares subject to the option vesting on the second anniversary of the date of grant, and the remainder vesting ratably on a monthly basis over the next two years. The particular vesting schedule would be determined based on the vesting schedule of the surrendered option. As a result, option holders would not receive any credit for the vesting of the exchanged options. The new options will also have a seven-year term, as compared to the ten-year term for currently outstanding options.

If Proposal 1 is approved, then eligible U.S. employees, other than our section 16 officers (as defined below), would be entitled to participate in the Stock Option Exchange. If Proposal 2 is approved, then our eligible section 16 officers (as defined in Rule 16a-1(f) of the Securities and Exchange Act of 1934) would be entitled to participate in the Stock Option Exchange. The eligible section 16 officers are as follows:

Eligible Section 16 Officers

John W. Combs, President and Chief Executive Officer

Michael E. Healy, Chief Financial Officer

Edwin J. Basart, Chief Technology Officer

Pedro Rump, Vice President, Engineering and Operations

Walter Weisner, Vice President, Global Services

In the event stockholders approve Proposal 2 and do not approve Proposal 1, the board of directors will not conduct the Stock Option Exchange for our eligible section 16 officers as described herein.

Our independent Board members are not entitled to participate in the Stock Option Exchange.

Based on options outstanding as of November 30, 2008, the maximum number of shares of common stock underlying options which could be surrendered for exchange is 3,256,373.

Background

We believe that stock options are a critical tool to align employees’ interests with those of stockholders. We have historically granted stock options to incentivize, reward and motivate employees’ performance and to encourage them to continue their employment with us. We believe that an effective and competitive employee incentive program is imperative for the future growth and success of our business. We rely on highly skilled and educated technical and managerial employees to implement our strategic initiatives, expand and develop our business and satisfy customer needs. Competition for these types of employee is intense, and many companies use equity incentives (including stock options) as a means of attracting, motivating and retaining their best employees. At ShoreTel, stock options constitute a key part of our incentive and retention programs. Our Board of Directors believes that equity compensation encourages employees to act like owners of the business, motivating them to work to make our business successful and rewarding their contributions by allowing them to potentially benefit from increases in the value of our common stock. Much of our current business strategy involves multi-year initiatives designed to expand our markets and grow revenue. To execute our strategy we believe it is imperative that we retain our employees. On average, employees who elect to participate in the Stock Option Exchange will be forfeiting approximately 18 months of vesting on the stock options which are surrendered. Employees will be required to re-start vesting, over a new four year period, on the new stock options granted. We believe that this new vesting period will assist in the long-term retention of these employees.

Since our initial public offering in July 2007, the market price of our stock price has fluctuated significantly. ,From our IPO date through December 18, 2008, the Nasdaq Composite Index and the Nasdaq Telecommunications Index have declined 41% and 46% respectively. During that same period our stock price has declined approximately 50% and our 200 day moving average stock price is $4.92 as of December 18, 2008. Despite our recent operating results, including record revenues for the quarter ended September 30, 2008, the price of our common stock remains low. The closing price of our common stock on December 31, 2008 was $         per share.

As of November 30, 2008, approximately 44% of our outstanding stock options and 55% of our un-vested outstanding stock options have exercise prices that are equal to or greater than $9.50. In addition, more than 50% of our employees hold some stock options that have exercise prices that are equal to or greater than $9.50. This means that a significant number of our stock options fail to provide the incentive and retention benefits they were designed to provide, as they are perceived to have little or no value to a majority of our employees. Management and the Board of Directors concluded that ShoreTel could be at risk of losing key contributors. To increase the likelihood of the long-term retention of employees who exchange their existing out-of-the-money stock options, the new stock options will vest over four years.

As of November 30, 2008, there were a total of 7,484,782 shares of common stock subject to stock options outstanding. Of the outstanding options, as of that date, options to purchase 3,256,373 shares of common stock, at a weighted average exercise price of $13.33 per share, would be eligible for exchange under the proposed Stock Option Exchange. Under Proposal 1, options to purchase 2,401,376 shares of common stock, at a weighted average exercise price of $13.44 per share, would be eligible for exchange. Under Proposal 2 options to purchase 854,997 shares of common stock, at a weighted average exercise price of $13.00 per share, would be eligible for exchange. In addition, more than 50% of the options eligible for the exchange, if surrendered, would be subject to a two year vesting cliff as part of the new four vesting schedule.

The Board of Directors retained an independent compensation consultant, Compensia, to assist it in evaluating available options for determining how best to incentivize and retain key employees with significantly out-of-the-money stock options throughout the organization. In deciding to approve the proposed Stock Option Exchange, the Board of Directors considered a number of alternatives to incentivize and retain employees, including:

•

Additional grants of stock options and/or restricted stock.    The Board decided not to grant additional stock options or shares of restricted stock (other than in connection with annual grant practices) to incentivize and retain key employees with significantly out-of-the-money stock options as it was concerned about increasing the amount of potential dilution from issuing incremental equity awards.

•

Allow the existing stock options to remain outstanding.    Because so many of the stock options held by employees are significantly out-of-the-money, the Board believed that employees holding stock options that are significantly out-of-the-money would not have the same incentives as employees holding stock options that were granted more recently with lower exercise prices. Further, the Board believed that it could be difficult to retain employees with stock options that are significantly out-of-the-money and the failure to retain these employees could negatively impact ShoreTel’s business.

•	Increased cash compensation. To properly incentivize employees with out-of-the-money stock options, the Board considered substantially increasing base salary and target bonus compensation. However,

significant increases in cash compensation would substantially increase our operating expenses and reduce our cash flow from operations, which would adversely affect our business and operating results. In addition, the Board believes that cash compensation alternatives do not provide as strong a focus on long-term employee retention and the execution of long-term business strategies as equity compensation.

•

Stock option exchange.    The Board believes that granting new stock options to employees with significantly out-of-the-money stock options would provide renewed incentives and motivation for our workforce broadly across the organization, while providing a strong retention element with the new vesting period for the options.

Details of the Proposed Stock Option Exchange

We anticipate that this one-time offer to surrender eligible options in exchange for new options under the Stock Option Exchange will be completed shortly after such approval. In the event stockholders approve Proposal 2 and do not approve Proposal 1, the board of directors will not conduct the proposed Stock Option Exchange for our eligible section 16 officers as described herein.

If stockholders approve the Stock Option Exchange, eligible employees who have been offered the opportunity to participate in the Stock Option Exchange under a Tender Offer Statement to be filed with the SEC and distributed to all eligible employees, will then be able to complete the Stock Option Exchange. The new options will be granted on the trading date after the cancellation of the old options. Surrendered options that were granted under the 2007 Equity Incentive Plan will be returned to the 2007 Equity Incentive Plan, and will be available for grant under the terms of the 2007 Equity Incentive Plan.

Eligibility

The Stock Option Exchange program will be open to all eligible U.S. employees of ShoreTel. The Stock Option Exchange will not be available to the independent members of our board of directors. The program also will not be available to any former employees. If an optionee is no longer an employee with ShoreTel for any reason on the date that the new grants are made, even if he or she had elected to participate and had tendered his or her options for exchange, such employee will not be able to participate in the Stock Option Exchange. Stock options must have an exercise price of equal to or greater than $9.50 per share in order to be eligible for the Stock Option Exchange.

If you are an employee of ShoreTel, a vote in favor of these proposals does not constitute an election to participate in the Stock Option Exchange.

Exchange Ratio

Holders participating in the Stock Option Exchange will receive a new stock option to purchase the same number of shares covered by the surrendered stock option. Participation in the program will be voluntary. Eligible participants will be permitted to exchange all or none of their eligible options for new options on a grant-by-grant basis.

Exercise Price of New Options

All new options will be granted with an exercise price equal to the fair market value of our common stock on the date of the new grant.

Vesting of New Options

Regardless of the extent of the vesting of the existing out-of-the-money options, new options will vest over a new period of four years, with either (i) 25% of the shares subject to the option vesting on the first anniversary of the grant, and the remainder vesting ratably each month over the next three years, or (ii) 50% of the shares subject to the option vesting on the second anniversary of the date of grant, and the remainder vesting ratably on a monthly basis over the next two years. The particular vesting schedule would be determined based on the vesting schedule of the surrendered option and whether its was a new hire grant, which has one year cliff vesting or a follow-on grant, which has two year cliff vesting. The continued vesting of the new options is subject to continued employment of the recipient with ShoreTel or its subsidiaries.

Term of New Options

Each new option will have a seven-year term from the date of grant.

Other Terms and Conditions of New Options

The other terms and conditions of the new options will be set forth in an option agreement to be entered into as of the new option grant date. Any additional terms and conditions will be comparable to the other terms and conditions of the eligible options. All new options will be non-qualified stock options granted under our 2007 Plan, regardless of the tax status of the eligible options tendered for exchange.

U.S. Federal Income Tax Consequences

The exchange of options pursuant to the Stock Option Exchange should be treated as a non-taxable exchange and ShoreTel and participating employees should recognize no income for U.S. federal income tax purposes upon the grant of the new options. All new options granted under the Stock Option Exchange program will be non-qualified stock options for U.S. federal income tax purposes.

The foregoing is only a summary of the effect of federal income taxation the Stock Option Exchange. Reference should be made to the applicable provisions of the Internal Revenue Code. In addition, the summary does not purport to be complete, and does not discuss the provisions of the income tax laws of any municipality, state or foreign country in which the Plan participant may reside.

Accounting Impact

ShoreTel accounts for stock-based compensation for share-based payments, in accordance with Financial Accounting Standards Board’s Statement of Financial Accounting Standard No. 123 (revised 2004) “Share-Based Payment” (“SFAS No. 123R”), which requires recognition of expense for stock option grants based on their estimated fair value as of the date of grant. Under SFAS No. 123R, to the extent the fair value of each new stock option granted to participants exceeds the fair value of the stock options surrendered, such excess is considered additional compensation. This excess, in addition to any remaining unrecognized expense for the stock options surrendered in exchange for the new stock option awards, will be recognized by ShoreTel as an expense for compensation. This expense will be recognized ratably over the vesting period of the stock option awards in accordance with the requirements of SFAS No. 123R.

Benefits of the Stock Option Exchange Program to Eligible Employees

Because the decision whether to participate in the Stock Option Exchange is completely voluntary, we are not able to predict who will participate, how many options any particular group of employees will elect to exchange, nor the number of replacement options that we may grant. However, the following table indicates the number of shares subject to eligible outstanding stock options held by the following groups of eligible participants: all section 16 officers (Proposal 2) and each of our executive officers for our fiscal year ended June 30, 2008 and all non-executive officer employees (Proposal 1).

Name and Position(1)	Number of Shares
John W. Combs,	150,000
President and Chief Executive Officer

Edwin J. Basart,	149,999
Chief Technology Officer

Michael E. Healy,	324,999
Chief Financial Officer

Pedro Rump,	149,999
Vice President, Engineering and Operations

Walter Weisner,	80,000
Vice President, Global Services

Section 16 officer group	854,997

Joseph A. Vitalone,	139,999
Vice President, Sales(2)

Executive group	994,996

Non-executive officer employee group	2,401,376

(1)	Messrs. Combs, Basart, Healy, Rump and Weisner are currently section 16 officers.

(2)	Mr. Vitalone was an executive officer for fiscal year 2008 and is not currently a section 16 officer.

The independent members of our board of directors are not eligible to participate in the Stock Option Exchange.

Effect on Stockholders

The Stock Option Exchange was designed to provide renewed incentives and motivate the eligible employees to continue to create stockholder value and avoid the dilution that normally results from supplemental grants of new stock options.

Effect on the 2007 Equity Incentive Plan

Because the surrendered stock options would be available for future grant under the 2007 Equity Incentive Plan, we anticipate that immediately after the completion of the Stock Option Exchange, there would remain approximately 1,085,000 shares of common stock available for future grant under the 2007 Equity Incentive Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 1 ALLOWING ALL ELIGIBLE U.S. EMPLOYEES OF SHORETEL OTHER THAN SECTION 16 OFFICERS TO PARTICIPATE IN THE STOCK OPTION EXCHANGE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 2 ALLOWING ALL ELIGIBLE SHORETEL SECTION 16 OFFICERS TO PARTICIPATE IN THE STOCK

OPTION EXCHANGE.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information as to the beneficial ownership of our common stock as of November 30, 2008 by:

•	each of the executive officers listed in the summary compensation table;

•	each of our directors;

•	all of our directors and executive officers as a group; and

•	each stockholder known by us to be the beneficial owner of more than 5% of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to applicable community property laws. Shares owned as of November 30, 2008 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

The number of shares beneficially owned and percentage of our common stock outstanding is based on 43,777,374 shares of our common stock outstanding on November 30, 2008. Except as otherwise noted below, the address for each person or entity listed in the table is c/o ShoreTel, Inc., 960 Stewart Drive, Sunnyvale, CA 94085.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Directors and Named Executive Officers

John W. Combs	2,094,942	4.8%
Michael E. Healy(1)	141,782	*
Edwin J. Basart(2)	650,522	1.5
Pedro Rump(3)	327,955	*
Walter Weisner(4)	232,907	*
Joseph A. Vitalone(5)	318,663	*
Mark F. Bregman(6)	27,781	*
Gary J. Daichendt(7)	66,687	*
Kenneth D. Denman(8)	28,518	*
Michael Gregoire(9)	2,083	*
Charles D. Kissner(10)	59,830	*
Edward F. Thompson(11)	58,043	*
All directors and executive officers as a group (13 persons)(12)	4,009,713	9.0
5% Stockholders
Entities affiliated with Crosspoint Venture Partners(13)	9,321,548	21.3
Entities affiliated with Foundation Capital(14)	6,815,679	15.6
Entities affiliated with Lehman Brothers Holdings Inc.(15)	7,568,352	17.3

*	Less than 1%

(1)	Includes 135,417 shares subject to outstanding stock options which shares will be exercisable within 60 days of November 30, 2008.

(2)	Includes 190,809 shares subject to outstanding stock options which shares will be exercisable within 60 days of November 30, 2008.

(3)	Includes 300,500 shares subject to outstanding stock options which options are immediately exercisable subject to our lapsing right of repurchase upon termination of service or employment. The vesting schedules for these stock options are described in the footnotes to the “Outstanding Equity Awards at June 30, 2008” table under “Executive Compensation.”

(4)	Consists of 74,700 shares issued upon early exercise of stock options, a portion of which shares remain subject to vesting, 708 shares purchased under the Employee Stock Purchase Plan, and 157,499 shares subject to outstanding stock options, which options are immediately exercisable subject to our lapsing right of repurchase upon termination of service or employment. The vesting schedules for these shares and stock option are described in the footnotes to the “Outstanding Equity Awards at June 30, 2008” table under “Executive Compensation.”

(5)	Includes 132,750 shares issued upon early exercise of a stock option and 182,750 shares subject to outstanding stock options, which options are immediately exercisable subject to our lapsing right of repurchase upon termination of service or employment. The vesting schedules for these shares and stock option are described in the footnotes to the “Outstanding Equity Awards at June 30, 2008” table under “Executive Compensation.”

(6)	Includes 20,833 shares subject to outstanding stock options which options will be exercisable within 60 days of November 30, 2008. See “Director Compensation.”

(7)	Includes 21,875 shares subject to outstanding stock options, which options will be exercisable within 60 days of November 30, 2008. See “Director Compensation.”

(8)	Includes 20,833 shares subject to outstanding stock options, which options will be exercisable within 60 days of November 30, 2008. See “Director Compensation.”

(9)	Consists of 2,083 shares subject to outstanding stock options, which options will be exercisable within 60 days of November 30, 2008. See “Director Compensation.”

(10)	Includes 50,000 shares issuable pursuant to an immediately exercisable stock option, a portion of which shares remain subject to vesting. See “Director Compensation.”

(11)	Includes 50,000 shares issued upon early exercise of a stock option, a portion of which shares remain subject to vesting. See “Director Compensation.”

(12)	Includes 38,127 shares subject to our lapsing right of repurchase upon termination of service or employment and 829,248 shares issuable upon exercise of immediately exercisable stock options, of which 263,389 shares, if these options are exercised in full, will be subject to our lapsing right of repurchase upon termination of service or employment, which rights in each case lapse according to the vesting schedule of the original options.

(13)	Based solely on a Schedule 13G filed February 14, 2008. Consists of 7,132,372 shares held by Crosspoint Venture Partners 2000 Q, L.P., 816,073 shares held by Crosspoint Venture Partners 2000, L.P., 812,314 shares held by Crosspoint Venture Partners 1996, L.P., and 560,789 shares held by Crosspoint Venture Partners LS 2000, L.P. Crosspoint Associates 2000, L.L.C. is the general partner of Crosspoint Venture Partners 2000 Q, L.P., Crosspoint Venture Partners 2000, L.P. and Crosspoint Venture Partners LS 2000, L.P. Crosspoint Associates 1996, L.L.C. is the general partner of Crosspoint Venture Partners 1996, L.P. Seth D. Neiman, a managing member of Crosspoint Associates 2000, L.L.C. and Crosspoint Associates 1996, L.L.C., has voting and investment authority over the shares held by Crosspoint Venture Partners 2000 Q, L.P., Crosspoint Venture Partners 2000, L.P., Crosspoint Venture Partners 1996, L.P. and Crosspoint Venture Partners LS 2000, L.P. The address of Crosspoint Venture Partners is 2925 Woodside Road, Woodside, CA 94062.

(14)

Based solely on a Schedule 13G filed February 14, 2008. Consists of 4,098,394 shares held by Foundation Capital, L.P., 2,203,148 shares held by Foundation Capital Leadership Fund, L.P., 455,375 shares held by Foundation Capital Entrepreneurs Fund, L.L.C. and 58,762 shares held by Foundation Capital Leadership Principals Fund, L.L.C. Foundation Capital Management, L.L.C. is the general partner of Foundation Capital, L.P. and managing member of Foundation Capital Entrepreneurs, L.L.C. Jim Anderson, William Elmore, Kathryn Gould and Paul Koontz are the managing members of Foundation Capital Management, L.L.C. and share voting and investment control over the shares. The managing members of Foundation Capital Management, L.L.C. disclaim beneficial ownership of the shares, except to the extent of their direct pecuniary interest in the shares. Foundation Capital Leadership Management Company, L.L.C. is the

general partner of Foundation Capital Leadership Fund, L.P. and managing member of Foundation Capital Leadership Principals Fund, L.L.C. William Elmore, Kathryn Gould, Adam Grosser, Paul Koontz, and Mike Schuh are the managing members of Foundation Capital Leadership Management Company, L.L.C. and share voting and investment power of the shares. The managing members of Foundation Capital Leadership Management Company, L.L.C. disclaim beneficial ownership of the shares, except to the extent of their direct pecuniary interest in the shares. Each of these entities is affiliated with Foundation Capital. The address of Foundation Capital is 250 Middlefield Road, Menlo Park, CA 94025.

(15)	Based solely on a Schedule 13G filed February 14, 2008. Consists of 1,521 shares held by Lehman Brothers Inc., 1,176,001 shares held by LB I Group Inc., 3,203,592 shares held by Lehman Brothers VC Partners 2002 L.P., 917,190 shares held by Lehman Brothers Venture Capital Partners II, L.P., 169,231 shares held by Lehman Brothers Offshore Partnership Account 2000/2001 L.P., 652,525 shares held by Lehman Brothers Partnership Account 2000/2001 L.P., and 1,448,292 shares held by Lehman Brothers P.A. LLC. Lehman Brothers Holdings Inc., a reporting company under the Securities Exchange Act of 1934, has voting and investment control over the shares held by these entities. The address of Lehman Brothers Holdings Inc. is 745 Seventh Avenue, New York, NY 10019. These stockholders are affiliated with Lehman Brothers Inc., which acted as an underwriter of our initial public offering.

COMPENSATION COMMITTEE REPORT

This report of the Compensation Committee is required by the Securities and Exchange Commission and, in accordance with the Commission’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that ShoreTel specifically incorporates this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Gary J. Daichendt, Chair

Kenneth D. Denman

Mark F. Bregman

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee has at any time during the last fiscal year ever been an officer or employee of our company or any of its subsidiaries, and none have had any relationships with our company of the type that is required to be disclosed under Item 404 of Regulation S-K. None of our executive officers has served as a member of the Board of Directors, or as a member of the Compensation or similar committee, of any entity that has one or more executive officers who served on our Board of Directors or Compensation Committee during our 2008 fiscal year.

COMPENSATION DISCUSSION AND ANALYSIS

General.    Our executive compensation program is designed to compensate executives based on the performance of our company on both a short-term and long-term basis and on the individual performance of the executive. We strive to make a greater percentage of an employee’s compensation performance-based, as compared to executives at peer companies.

We have designed the various elements comprising our executive officer compensation packages to achieve the following objectives:

•	attract, retain, motivate and engage highly skilled and experienced individuals who excel in their field;

•	tie a substantial portion of such compensation to ShoreTel’s performance and the executive’s individual performance; and

•	help align the interests of our executive officers and stockholders.

Each executive officer’s total compensation package is comprised of three primary elements:

•	Base salary;

•	A non-equity incentive plan award with a target payout based on a stated percentage of the executive officer’s base salary; and

•	Long-term equity incentive awards.

In addition, we provide certain of our executive officers severance benefits in connection with a change of control and we also provide a variety of other benefits that in most cases are available generally to all salaried employees.

Although our Compensation Committee reviews total compensation of our executive officers, we do not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components. The Committee determines the appropriate level for each compensation component based in part, but not exclusively, on competitive benchmarking, its view of internal equity and consistency and other considerations it deems relevant.

We have not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation and between cash and non-cash compensation, but we do set cash and equity compensation based on compensation paid to executives at comparable public companies. Our current intent is to perform at least annually a review of our executive officers’ overall compensation packages to determine whether they meet our compensation objectives. The Committee’s most recent overall compensation review occurred in November 2007.

Comparative Framework.    The Compensation Committee retained Compensia, an independent compensation consultant to assist us in determining executive compensation packages. There is no other relationship between Compensia and ShoreTel. The nature and scope of services rendered by Compensia was:

•	To assist in identifying members of our peer group for comparison purposes;

•	To help determine compensation levels at the peer group companies;

•	To provide advice regarding executive compensation best practices and market trends;

•	Assist with the redesign of any compensation program, as needed;

•	Prepare for and attend selected management or committee meetings; and

•	Provide advice throughout the year.

The Compensation Committee and Compensia selected companies that they believed are comparable to ShoreTel with respect to operations, revenue level, industry segment and market conditions, and consisted of the following companies:

8x8	Infinera	Proxim Wireless
Acme Packet	Interactive Intelligence	Riverbed Technology
Aruba Networks	iPass	Starent Networks
Avici Systems	Network Equipment Technologies	Sycamore Networks
BigBand Networks	Novatel Wireless	Veraz Networks
Communication Systems	Packeteer	Zhone Technologies
Ditech Systems

This information was collected from Radford Surveys + Consulting (“Radford”), and from publicly-available information contained in the peer group members’ SEC filings. Radford provides survey data and other benchmark information related to trends and competitive practices in executive compensation.

We set executive officers’ total overall cash compensation at a level that was at or near the 75th percentile of the cash compensation paid to executives with similar roles at comparable public companies, with base salaries targeted at the 50th percentile and incentive compensation targeted at the 90th percentile. Equity compensation was also targeted at the 50th percentile of comparable companies. Our assessment of market levels of compensation was based on reports from our compensation consultant. Consistent with our philosophy of emphasizing pay for performance, a cash performance bonus would constitute a significant percentage of an executive’s overall compensation such that the cash component is designed to pay above target when ShoreTel exceeds its goals and below target when ShoreTel does not achieve its goals.

Approval of Executive Compensation.    The Compensation Committee reviews and approves all decisions regarding the compensation of the executive officers other than the Chief Executive Officer (the “CEO”). With respect to the CEO’s compensation, the Compensation Committee recommends to the independent directors of the Board of Directors the form and amount of the CEO’s compensation. The independent directors then approve the form and amount of the CEO’s compensation. In November 2007, the Compensation Committee:

•	Made a recommendation to the non-employee directors of the Board of Directors regarding the CEO’s compensation;

•	Made a recommendation to the non-employee directors of the Board of Directors regarding a stock option grant to the CEO;

•	Approved stock option grants to Messrs. Basart, Rump, Weisner and Vitalone; and

•	Approved a change in the non-equity incentive plan compensation for Mr. Vitalone.

In February 2008, the Compensation Committee approved the compensation package in connection with the hiring of Donald J. Girskis, ShoreTel’s Senior Vice President Worldwide Sales, and in May 2008 approved a stock option grant to the Chief Financial Officer (the “CFO”).

Elements of Compensation.    Our executive officers are compensated through the following compensation elements, each designed to achieve one or more of our overall objectives in fashioning compensation:

Compensation Element	How Determined	Objective	Philosophy
Base Salary	Market data and scope of executive’s responsibilities.	Attract and retain experienced executives.	Targeted at 50th percentile of peer companies.

Non-Equity Incentive Plan	Based on achieving corporate objectives.	Motivate executives to achieve company objectives.	Targeted at 90th percentile of peer companies.

	Executive bonus amount is adjusted based on individual performance during the bonus period.	Tie a substantial portion of executive compensation to achieving company objectives and individual performance.	Substantial portion of executive cash compensation based on short-term company performance.

Long-Term Equity Incentive Awards	Market data, scope of executive’s responsibility and value of existing equity awards.	Attract and retain experienced executives.	Targeted at 50th percentile of peer companies.

		Align interests of executives with stockholders.	Portion of executive compensation based on long-term Company performance.

Base Salary.    In November 2007, the Compensation Committee reviewed the base salary of each of the CEO, CFO and the other executive officers named in the Summary Compensation Table and compared the base salaries to peer group data presented by Compensia. Based on this review, the Compensation Committee determined that only the base salary of Mr. Combs was not at the 50th percentile of peer group companies. Mr. Combs’ annual base salary, upon approval by the Board of Directors was increased from $325,000 to $350,000 effective January 1, 2008.

Non-Equity Incentive Plan Award.    We utilize cash bonuses to reward the achievement of company objectives and to recognize individual performance. Messrs Combs, Healy, Basart, Rump and Weisner, are eligible to receive cash awards following December 31st and June 30th each year under the Company’s Bonus Plan. However, Mr. Comb’s bonus is an annual bonus and he can receive an advance, as determined by the Board, of up to 40% of his targeted annual bonus following December 31st each year. The bonuses are based upon the attainment of Company performance objectives established by the Compensation Committee for each six-month period during the fiscal year, the size of the bonus pool and each executive’s individual performance. The performance objectives consisted of pre-defined ranges of: (i) revenue; (ii) non-GAAP operating profit, which is currently defined as operating income, less stock-based compensation expense; and (iii) customer satisfaction, based on scores from the Company’s satisfaction surveys. The bonus pool is equal to the product of (a) a percentage determined under the bonus plan, based on the extent to which all three performance objectives are achieved, multiplied by (b) a dollar amount equal to 45%, or 85% in the case of our CEO, times of each executive’s base salary for the six-month period. Each executive’s individual performance is evaluated by the Compensation Committee and the executive’s bonus amount is adjusted accordingly. The CEO provides the Compensation Committee an assessment of each executive’s performance during each six month period. The maximum cash award any participant may receive under the Company Bonus Plan is 150% of that participant’s target bonus, although total payments under the Company Bonus Plan cannot exceed the bonus pool.

Mr. Vitalone is not currently an executive officer, but was one of our “named executive officers” for the prior fiscal year for purposes of compensation-related disclosure in this proxy statement. Mr. Vitalone was eligible to receive cash awards following each quarter based upon the attainment of pre-defined billings associated with U.S. sales, expenses for the U.S. sales organization and customer satisfaction scores and individual performance goals. 70% of the target bonus amount was based on the achievement of U.S. billings goals, 10% on expense goals, 10% on customer satisfaction scores and 10% on individual performance. In November 2007, Mr. Vitalone’s annual target incentive award was increased from $140,000 to $180,000 to reflect peer group data, retention considerations and Mr. Vitalone’s performance.

The targets chosen by the Compensation Committee for all executive objectives reflected the Compensation Committee’s belief that, as a “growth company,” executives should be rewarded for revenue growth, but only if that revenue growth is achieved cost effectively. Customer satisfaction was also selected as a performance objective because of the Compensation Committee’s belief that customer satisfaction is critical to the success of our business. The Committee considered the chosen metrics to be the best indicators of financial success and stockholder value creation. We do not have a formal policy regarding adjustment or recovery of awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of the award or payment.

Percentages of Base Salary

For the 2008 fiscal year, the annual target incentive awards were set as the following percentages of executive officer base salary:

	Percent of Base Salary (Annual Incentive Award)
Name	Threshold(1)	Target	Max Above-Target
John W. Combs	42.5%	85%	127.5%
Michael E. Healy	22.5%	45%	67.5%
Edwin J. Basart	22.5%	45%	67.5%
Pedro Rump	22.5%	45%	67.5%
Walter Wesiner	22.5%	45%	67.5%
Joseph A. Vitalone	43%	86%	(2)

(1)	The threshold for each element of the incentive award was 50%.

(2)	Maximum incentive bonus related to U.S. billings element of the incentive award was not capped.

Fiscal 2008 Bonus Plan Objective Achievement Versus Targets for Messrs. Combs, Healy, Basart, Rump and Weisner

	First Half Fiscal 2008			Second Half Fiscal 2008
	(dollars in millions)
Bonus Objective	Target	Achievement	Payout	Target	Achievement	Payout
Revenue	$68.0	$62.5	0%	$69.2	$66.2	79%
Non-GAAP Operating Profit(1)	7.5	5.0	0	1.7	1.3	0
Customer Satisfaction Score	(2)	(2)	130	(2)	(2)	103
Total			33%			65%

(1)	Non-GAAP Operating Profit is operating income, less stock-based compensation expense.

(2)	The Customer Satisfaction Score is determined based on customer responses to surveys. In each six month period we exceeded the Customer Satisfaction Score target established by the Compensation Committee.

We approved Company Bonus Plan objective targets for the first and last six months of fiscal 2008 in July 2007 and February 2008, respectively. In 2008, Messrs. Combs, Healy, Basart, Rump and Weisner earned incentive awards equal to $142,319, $56,000, $46,000, $60,000 and $50,500, respectively.

Fiscal 2008 Bonus Plan Objective Achievement Versus Targets for Mr. Vitalone

	Q1 2008	Q2 2008	Q3 2008	Q4 2008
Bonus Objective	Payout	Payout	Payout	Payout
U.S. Billings	111%	0%	106%	183%
U.S. Sales Expenses	79	96	55	96
Customer Satisfaction Score	122	142	88	150
Individual Goals	107	100	100	94
Total	108%	26%	98%	168%

Mr. Vitalone earned incentive awards totaling $164,827 for fiscal year 2008.

Long-Term Equity Incentive Awards.    We utilize equity awards in the form of stock options and restricted stock units (“RSUs”) to ensure that our executive officers have a continuing stake in our long-term success. Because our executive officers are awarded stock options with an exercise price equal to the fair market value of our common stock on the date of grant, these options will have value to our executive officers only if the market price of our common stock increases after the date of grant. The value of RSUs granted to executives will vary based on the market price of our stock. Typically, stock options for newly-hired executives vest over 48 months with 25% of the shares vesting on the first anniversary of the grant date, and the remainder vesting in equal installments over the next 36 months. Typically, RSUs granted to newly-hired executives vest over 48 months, with 50% of the shares vesting on the second anniversary of the grant date, and 25% vesting on the third and fourth anniversary dates, respectively. Follow-on executive stock option grants typically vest over 48 months with 50% of the shares vesting on the second anniversary of the grant date, and the remainder vesting in equal installments over the next 24 months. The stock options that we have granted under our 1997 stock option plan to executive officers may be exercised by the recipient at any time; however, any shares purchased are subject to a lapsing right of repurchase in our favor. This repurchase right lapses on the same schedule as the vesting of the option.

Authority to make stock option grants to executive officers, with the exception of the CEO, has been delegated to our Compensation Committee. In determining the size of stock option grants to executive officers, our Compensation Committee considers our performance against the strategic plan, individual performance against the individual’s objectives, comparative share ownership data from compensation surveys of high technology companies in our area, the extent to which shares subject to previously granted options are vested and the recommendations of our CEO and other members of management.

In November 2007, Messrs. Combs, Basart, Rump, Weisner and Vitalone were granted follow-on stock options to purchase 150,000, 100,000, 100,000, 80,000 and 100,000 shares of common stock, respectively, each at an exercise price of $14.61 per share, the fair market value of our common stock on the date of grant. In May 2008, Mr. Healy was granted a follow-on stock option to purchase 100,000 shares of common stock at an exercise price equal to $5.08 per share, the fair market value of our common stock on the date of grant. These grants were made as part of our process of reviewing the equity positions of our executives. Based on our review it was determined that, in light of the individuals’ performances, equity ownership, equity ownership as compared with peer companies, level of vesting, the need to retain these executives and to properly incentivize these executive to achieve long-term stockholder value it was appropriate to provide an additional equity incentive award to each of these executives.

Severance and change of control payments.    Certain of our named executive officers (as defined in the Summary Compensation Table below) is entitled to receive acceleration of vesting of stock options in amounts ranging from 50% to 100% of the then-unvested shares in the event such officer is terminated following a change of control of ShoreTel. We believe these change of control arrangements, the value of which are contingent on the value obtained in a change of control transaction, effectively create incentives for our executive team to build stockholder value and to obtain the highest value possible should the company be acquired in the future, despite the risk of losing employment and potentially not having the opportunity to otherwise vest in equity awards which comprise a significant component of each executive’s compensation. These arrangements are intended to attract and retain qualified executives that could have other job alternatives that may appear to them to be less risky absent these arrangements, particularly given the significant level of acquisition activity in the technology sector. All of our change of control arrangements are “double trigger,” meaning that acceleration of stock option vesting is not awarded upon a change of control unless the executive option holder’s employment is terminated or effectively terminated within a specified period of time following the transaction. We believe this structure strikes a balance between the incentives and the executive hiring and retention effects described above, without providing these benefits to executives who continue to enjoy employment with an acquiring company in the event of a change of control transaction. We also believe this structure is more attractive to potential acquiring companies, who may place significant value on retaining members of our executive team and who may perceive this goal to be undermined if executives receive significant acceleration payments in connection with such a transaction and are no longer required to continue employment to earn the remainder of their equity awards.

In addition, certain of our executives are entitled to receive a severance payments and other benefits in the event the executive’s employment is terminated involuntarily or constructively terminated. We agreed to these arrangements as part of the negotiation of the executive’s compensation package when the executive joined us, and we believed it was necessary to agree to such a provision in order to retain the executive’s services.

For a description and quantification of these severance and change of control benefits, please see “Employment, Severance and Change of Control Arrangements.”

Other benefits.    Executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, disability, and accidental death and dismemberment insurance and our 401(k) plan, in each case on the same basis as other employees, subject to applicable law. We also provide vacation and other paid holidays to all employees, including our executive officers, which are comparable to those provided at peer companies.

In February 2008, the Compensation Committee approved for Messrs. Combs and Weisner a monthly travel and living allowance of $5,600 and $6,500 respectively. This allowance is for commuting expenses from their permanent homes to the San Francisco Bay Area. The Compensation Committee decided it was necessary to pay these allowances to these executives in order to retain these executives who would not otherwise be willing to relocate to the San Francisco Bay Area on a full time basis.

Accounting and Tax Implications.    We account for equity compensation paid to our employees under SFAS 123(R), which requires us to estimate and record an expense over the service period of the award. Our cash compensation is recorded as an expense at the time the obligation is accrued.

Under federal tax laws, a publicly-held company such as ShoreTel is not allowed a federal income tax deduction for compensation paid to certain executive officers to the extent that compensation exceeds $1.0 million per covered officer in any year. The limitation applies only to compensation that is not performance based. Non-performance based compensation paid to our executive officers for fiscal 2008 did not exceed the $1.0 million limit per officer and the Compensation Committee does not anticipate that the non-performance based compensation to be paid to executive officers for the 2009 fiscal year will be in excess of the deductible limit. To qualify for an exemption from the $1.0 million deduction limitation, the stockholders, prior to the Company’s initial public offering, approved a limitation under the Plan on the maximum number of shares of Common Stock for which any one participant may be granted stock options per calendar year. As a result of that limitation, the compensation deemed paid to an executive officer in connection with the exercise of outstanding options under the Plan with an exercise price equal to the fair market value of the option shares on the grant date should in most instances qualify as performance-based compensation that will not be subject to the $1.0 million limitation. We are asking stockholders to reapprove this provision of the Plan at the Meeting.

However, the Compensation Committee believes that in establishing the cash and equity incentive compensation programs for the company’s executive officers, the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. For that reason the Compensation Committee may deem it appropriate to provide one or more executive officers with the opportunity to earn incentive compensation, whether through cash incentive award programs tied to the company’s financial performance or equity incentive grants tied to the executive officer’s continued service, which may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the IRC. The Compensation Committee believes it is important to maintain cash and equity incentive compensation at the requisite level to attract and retain the executive officers essential to the company’s financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

Also, the Compensation Committee takes into account whether components of our compensation will be adversely impacted by the penalty tax associated with Section 409A of the IRC, and aims to structure the elements of compensation to be compliant with or exempt from Section 409A to avoid such potential adverse tax consequences.

Equity Award Policies.    Equity awards for newly hired executives are typically made on the date the executive starts employment. Performance grants and annual re-fresh grants are typically made to executives during an open trading window as defined in the Company’s insider trading policy. We do not have any equity security ownership guidelines or requirements for our executive officers.

EXECUTIVE COMPENSATION

Executive compensation tables

The following table presents compensation information for our fiscal year ended June 30, 2008 paid to or accrued for our Chief Executive Officer, our Chief Financial Officer, each of our three other most highly compensated executive officers whose aggregate salary and bonus was more than $100,000 and one other individual who would have been one of the three other most highly compensated executive officers but for the fact that he was not serving as an executive officer as of June 30, 2008. We refer to these executive officers as our “named executive officers” elsewhere in this proxy statement.

Summary Compensation

Name and Principal Position	Fiscal Year	Salary(1)	Bonus	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)		All Other Compensation		Total
John W. Combs	2008	$337,500	—	$221,739	$142,319		$51,602	(4)	$753,160
President and Chief Executive Officer	2007	325,720	—	27,725	272,172		39,870	(4)	665,487

Michael E. Healy	2008	250,000	—	540,696	56,000		—		846,696
Chief Financial Officer(5)	2007	35,038	$30,000	73,786	—		—		138,824

Edwin J. Basart	2008	216,000	—	259,270	46,000		—		521,270
Chief Technology Officer	2007	205,083	—	53,856	85,000		—		343,940

Pedro Rump	2008	235,000	—	313,117	60,000		—		608,117
Vice President, Engineering and Operations	2007	230,000	—	103,250	130,000		—		463,250

Walter Weisner	2008	231,000	—	153,504	50,500		62,227	(4)	497,231
Vice President, Global Support Services	2007	228,000	—	38,670	100,000		30,501	(4)	397,171

Joseph A. Vitalone	2008	210,000	—	260,503	164,827		—		635,330
Vice President, Sales	2007	207,614	—	66,084	107,400	(6)	—		381,098

(1)	The amounts in this column include payments by us in respect of accrued vacation, holidays, and sick days, as well as any salary contributed by the named executive officer to our 401(k) plan.

(2)	Under the SFAS 123(R) modified prospective method, in fiscal year 2008 we estimated the grant date fair value of stock option awards using the Black-Scholes option valuation model with the following assumptions — Expected life: 6 years, Risk free interest rate: 2.4-4.5%, Volatility: 62%, and Dividend yield: 0 and in fiscal year 2007 we estimated the grant date fair value of stock option awards using the Black-Scholes option valuation model with the following assumptions — Expected life: 4 or 6 years, Risk free interest rate: 4.6-4.8%, Volatility: 55%, and Dividend yield: 0.

(3)	Except as otherwise noted below, all non-equity incentive plan compensation were paid pursuant to a bonus incentive plan for fiscal 2007 and 2008. For a description of this plan, see “Compensation Discussion and Analysis — Non-Equity Incentive Plan Award.”

(4)	Represents travel expenses, living expenses and rent. See “Compensation Discussion and Analysis — Other benefits.”

(5)	Mr. Healy commenced employment in May 2007.

(6)	Also includes $53,400 in sales commissions.

In addition, we allow our executives to use our ShoreTel phone systems in their homes at no cost, provided that they return the equipment upon termination of employment.

Grants of Plan-Based Awards During the 2008 Fiscal Year

The following table provides information with regard to grants of plan-based awards to each named executive officer during our fiscal year ended June 30, 2008:

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		Number of Securities Underlying Awards(2)		Exercise Price of Option Awards(3)	Grant Date Fair Value of Stock Option Awards(5)
Name		Target	Maximum
John W. Combs	11/29/2007	—	—	150,000	(4)	$14.61	$1,325,460
	—	$297,500	$446,250	—		—

Michael E. Healy	5/6/2008	—	—	100,000	(4)	5.08	303,200
	—	112,500	168,750	—		—

Edwin J. Basart	11/29/2007	—	—	100,000	(4)	14.61	883,640
	—	97,200	145,800	—		—

Pedro Rump	11/29/2007	—	—	100,000	(4)	14.61	883,640
	—	105,750	158,625	—		—

Walter Weisner	11/29/2007	—	—	80,000	(4)	14.61	706,912
	—	103,950	155,925	—		—

Joseph A. Vitalone	11/29/2007	—	—	100,000	(4)	14.61	883,640
	—	180,000	(6)	—		—

(1)	Represents bonuses payable pursuant to ShoreTel bonus plans for fiscal 2009. For a description of these plans, see “Compensation Discussion and Analysis — Non Equity Incentive Plan Award.”

(2)	Each stock award was granted pursuant to our 2007 Equity Incentive Plan.

(3)	Represents the fair market value of a share of our common stock on the grant date of the option, and represents the closing price of our common stock on such date.

(4)	A stock option that vests as to 50% of the shares on the second anniversary of the grant date and vests as to 1/48 of the shares each month over the next two years thereafter.

(5)	Under the SFAS 123(R) modified prospective method, we estimated the grant date fair value of stock option awards described in footnotes 4-10 using the Black-Scholes option valuation model with the following assumptions — Expected life: 6 years, Risk free interest rate: 2.4-4.5%, Volatility: 62%, and Dividend yield: 0. See Footnote 1 in the Notes to Consolidated Financial Statements in the Company’s 10-K for further discussion of the assumptions used.

(6)	Certain elements of the award have no upside limit.

Each of these stock options expires 10 years from the date of grant. Equity awards may be subject to accelerated vesting upon involuntary termination or constructive termination following a change of control of ShoreTel, as discussed below in “— Employment, Severance and Change of Control Arrangements.”

Outstanding Equity Awards at June 30, 2008

The following table presents the outstanding option awards held as of June 30, 2008 by each named executive officer:

	Number of Securities Underlying Unexercised Options(1)				Option Exercise Price(2)	Option Expiration Date
Name	Exercisable		Unexercisable
John W. Combs(3)	—		150,000	(4)	$14.61	11/29/2017

Michael E. Healy	88,021		236,978	(5)	11.40	5/21/2017
	—		100,000	(6)	5.08	5/6/2018

Edwin J. Basart	123,500	(7)	—		0.10	1/7/2013
	2,310	(7)	—		0.10	1/7/2013
	20,000	(8)	—		0.40	3/14/2015
	44,999	(9)	—		3.20	10/3/2016
	—		49,999	(10)	11.30	4/13/2017
	—		100,000	(4)	14.61	11/29/2017

Pedro Rump	240,500	(11)	—		0.80	1/12/2016
	60,000	(9)	—		3.20	10/3/2016
	—		49,999	(10)	11.30	4/13/2017
	—		100,000	(4)	14.61	11/29/2017

Walter Weisner	117,500	(12)	—		0.40	9/8/2015
	39,999	(9)	—		3.20	10/3/2016
			100,000	(4)	14.61	11/29/2017

Joseph A. Vitalone	132,750	(13)	—		0.40	10/3/2015
	50,000	(9)	—		3.20	10/3/2016
	—		39,999	(10)	11.30	4/13/2017
	—		100,000	(4)	14.61	11/29/2017

(1)	Each stock option was granted pursuant to our 1997 Stock Option Plan or 2007 Equity Incentive Plan. The vesting and exercisability of each stock option is described in the footnotes below for each option. Each of these equity awards expires 10 years from the date of grant. Certain of these stock options are also subject to accelerated vesting upon involuntary termination or constructive termination following a change of control of ShoreTel, as discussed below in “Employment, Severance and Change of Control Arrangements.”

(2)	Represents the fair market value of a share of our common stock on the option’s grant date, as determined by our Board of Directors or if the grant date was subsequent to our initial public offering, the closing price of our common stock on the date of grant.

(3)	Mr. Combs early-exercised in full a stock option to purchase 2,081,799 shares during fiscal 2005 and 2006. This option/shares vested as to 12.5% of the shares in January 2005, and vests as to 1/48 of the shares each month thereafter. As of June 30, 2008, 2,038,408 shares were vested, and 43,371 shares were unvested.

(4)	Represents shares subject to an outstanding stock option. The option vests as to 50% of the shares in November 2009, and 1/48 of the shares each month over two years thereafter.

(5)	Represents shares subject to an outstanding stock option. The option vests as to 25% of the shares in May 2008, and 1/48 of the shares each month over three years thereafter.

(6)	Represents shares subject to an outstanding stock option. The option vests as to 50% of the shares in May 2010, and 1/48 of the shares each month over two years thereafter.

(7)	This stock option is fully vested.

(8)	Represents shares remaining subject to an immediately exercisable outstanding stock option. The option vests as to 25% of the shares in March 2006, and 1/48 of the shares each month over three years thereafter. As of June 30, 2008, 16,250 of the shares were vested, and 3,750 were unvested.

(9)	Represents shares subject to an immediately exercisable outstanding stock option. The option vests as to 50% of the shares in October 2008, and 1/48 of the shares each month over two years thereafter.

(10)	Represents shares subject to an outstanding stock option. The option vests as to 50% of the shares in April 2009, and vests as to 1/48 of the shares each month over two years thereafter.

(11)	Represents shares remaining subject to an immediately exercisable stock option to purchase 265,500 shares that was partially exercised. Mr. Rump has early-exercised 25,000 shares subject to this option. The option/shares vested as to 25% of the shares in January 2007, and vests as to 1/48 of the shares each month over three years thereafter. As of June 30, 2008, 160,405 shares were vested and 105,095 shares were unvested.

(12)	Represents shares remaining subject to an immediately exercisable stock option to purchase 180,000 shares that was partially exercised. Mr. Weisner has exercised 62,500 shares subject to this option. The option/shares vested as to 25% of the shares in July 2006, and vests as to 1/48 of the shares each month over three years thereafter. As of June 30, 2008, 131,250 shares were vested and 48,750 shares were unvested.

(13)	Represents shares remaining subject to an immediately exercisable stock option to purchase 265,500 shares that was partially exercised. Mr. Vitalone has early-exercised 132,750 shares subject to this option. The option/shares vested as to 25% of the shares in October 2006, and vests as to 1/48 of the shares each month over three years thereafter. As of June 30, 2008, 176,999 shares were vested and 88,501 shares were unvested.

Option Exercises During the 2008 Fiscal Year

The following table shows the number of shares acquired pursuant to the exercise of options by each named executive officer during our fiscal year ended June 30, 2008 and the aggregate dollar amount realized by the named executive officer upon exercise of the option:

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)
John W. Combs	—	—
Michael E. Healy	—	—
Edwin J. Basart	143,000	$706,420
Pedro Rump	—	—
Walter Weisner	—	—
Joseph A. Vitalone	—	—

(1)	The aggregate dollar amount realized upon the exercise of an option represents the difference between the aggregate market price of the shares of our common stock underlying that option on the date of exercise and the aggregate exercise price of the option.

Employment, Severance and Change of Control Arrangements

John W. Combs, our president and chief executive officer, executed an offer letter in July 2004. The offer letter provides for at-will employment without any specific term. The offer letter established his starting annual base salary at $275,000, subject to annual review by the Compensation Committee of the Board and further subject to an increase to $325,000 following two consecutive quarters of cash flow positive operations. His annual base salary was increased to $325,000 in April 2006 as a result of this milestone having been satisfied and increased again by the Board of Directors to $350,000 effective January 1, 2008. In addition, the offer letter entitles Mr. Combs to an incentive bonus, as determined by the board, of up to 85% of his then-current base salary. Pursuant to the offer letter, Mr. Combs received a stock option grant of 2,081,779 shares of common stock with an exercise price equal to the fair market value of our common stock on the date of grant. In the event his employment is terminated by us without cause, or Mr. Combs resigns for good reason, as such terms are defined in the offer letter, Mr. Combs will be entitled to receive monthly continuation of his then-current base salary for a period of 12 months and acceleration of his unvested stock options in an amount equal to the number of shares that would have vested had his employment continued for an additional 12 months. If his employment is terminated without cause within six months of a change of control, as such terms are defined in the offer letter, Mr. Combs will receive accelerated vesting of 100% of any then unvested shares, options and other equity he holds at the time.

Michael E. Healy, our Chief Financial Officer, executed an offer letter in May 2007. The offer letter provides for at-will employment without any specific term. The offer letter established Mr. Healy’s starting annual base salary at $250,000. In addition, Mr. Healy is eligible to participate in our company bonus plan as in effect from time to time, at a bonus target of 45% of his annual salary. Mr. Healy also received a prepaid bonus of $30,000, which was forfeitable on a prorated basis had Mr. Healy voluntarily terminated his employment with us or was terminated for cause within the first 12 months of his employment. Pursuant to the offer letter, Mr. Healy was granted an option to purchase 324,999 shares of common stock with an exercise price equal to the fair market value of our common stock on the date of grant. In the event Mr. Healy’s employment is involuntarily terminated without cause or constructively terminated, in either case within 12 months following a change of control, as such terms are defined in the offer letter, Mr. Healy will receive a lump-sum payment equal to 12 months of his then-current salary plus his then-current targeted annual bonus, reimbursement of premiums paid for continued medical, dental and vision plan coverage of him and any of his eligible dependents through COBRA for up to 12 months at our expense, and accelerated vesting of 75% of any then-unvested options or shares he holds at the time. Mr. Healy’s offer letter also provides that if we terminate him within 24 months of the commencement of his employment, for any reason other than cause, as such term is defined in the offer letter, he will receive a severance package that includes six months of his then-current salary, our payment of six months of premiums for continued medical, dental and vision plan coverage of him and any of his eligible dependents through COBRA, payment of a prorated bonus and equity vesting prorated for his term of employment with us plus an additional six months of vesting.

Pedro Rump, our vice president of engineering and operations, executed an offer letter in December 2005. The offer letter provides for at-will employment without any specific term. The offer letter established Mr. Rump’s starting annual base salary at $225,000. In addition, Mr. Rump is eligible for an annual incentive bonus. In connection with his joining our company in December 2005, Mr. Rump received a stock option grant of 265,500 shares of common stock with an exercise price equal to the fair market value of our common stock on the date of such grant. In the event Mr. Rump’s employment is involuntarily terminated without cause or constructively terminated, in either case within 12 months following a change of control, as such terms are defined in the offer letter, Mr. Rump will receive accelerated vesting of 50% of any then unvested shares, options and other equity he holds at the time.

Walter Weisner, our vice president of global support services, executed an offer letter in April 2005 with a start date in July 2005. The offer letter provides for at-will employment without any specific term. The offer letter established Mr. Weisner’s starting annual base salary at $225,000. In addition, Mr. Weisner is eligible for an annual incentive bonus. In connection with his joining our company in April 2005, Mr. Weisner received a stock option grant of 180,000 shares of common stock with an exercise price equal to the fair market value of our common stock on the date of such grant. In the event Mr. Weisner’s employment is involuntarily terminated without cause or constructively terminated, in either case within 12 months following a change of control, as such terms are defined in the offer letter, Mr. Weisner will receive accelerated vesting of 50% of any then unvested shares, options and other equity he holds at the time.

Joseph A. Vitalone, our vice president of sales, executed an offer letter in September 2005 with a start date in October 2005. The offer letter provides for at-will employment without any specific term. The offer letter established Mr. Vitalone’s starting annual base salary at $200,000. In addition, Mr. Vitalone is eligible for an annual incentive bonus and participates in the executive management bonus program. Pursuant to the offer letter, Mr. Vitalone received a stock option grant of 265,500 shares of common stock with an exercise price equal to the fair market value of our common stock on the date of such grant. In the event Mr. Vitalone’s employment is involuntarily terminated without cause or constructively terminated, in either case within 12 months following a change of control, as such terms are defined in the offer letter, Mr. Vitalone will receive accelerated vesting of 50% of any then unvested shares, options and other equity he holds at the time.

The following table summarizes the value of benefits payable to each named executive officer pursuant to the arrangements described above:

Potential Payments on Termination or Change of Control

	Termination				Change of Control
Name	Salary		Acceleration of Equity Vesting(1)		Salary		Acceleration of Equity Vesting(1)
John W. Combs	$350,000	(2)	$178,689	(3)	—		$178,689	(4)
Michael E. Healy	132,913	(5)	—	(6)	265,827	(7)	—	(8)
Edwin J. Basart	—		—		—		—
Pedro Rump	—		—		—		226,822	(9)
Walter Weisner	—		—		—		136,717	(9)
Joseph A. Vitalone	—		—		—		208,387	(9)

(1)	Calculated based on the termination or change of control taking place as of June 30, 2008, and the closing price of our common stock on that date of $4.42 per share.

(2)	Reflects continued base salary for 12 months following termination.

(3)	Reflects accelerated vesting as if the officer had continued to be employed for an additional 12 months.

(4)	Reflects acceleration of vesting as to 100% of the shares. Excludes value of options with exercise prices exceeding the stock price at June 30, 2008.

(5)	Reflects continued base salary, prorated target bonus, and medical, dental and vision plan coverage for him and his eligible dependents through COBRA for 6 months following termination.

(6)	Entitled to accelerated vesting as if the officer had continued to be employed for an additional 6 months. At June 30, 2008, the exercise price of the options exceeded the stock price, so no value is assigned.

(7)	Reflects continued base salary, prorated target bonus, and medical, dental and vision plan coverage for him and his eligible dependents through COBRA for 12 months following a change of control.

(8)	Entitled to accelerated vesting as to 75% of the shares. At June 30, 2008, the exercise price of the options exceeded the stock price, so no value is assigned.

(9)	Reflects acceleration of vesting as to 50% of the shares. Excludes value of options with exercise prices exceeding the stock price at June 30, 2008.

DIRECTOR COMPENSATION

The following table provides information for our fiscal year ended June 30, 2008 regarding all plan and non-plan compensation awarded to, earned by or paid to each person who served as a non-employee director for some portion or all of fiscal 2008. Other than as set forth in the table and the narrative that follows it, during the 2008 fiscal year we did not pay any fees, make any equity or non-equity awards, or pay any other compensation to our non-employee directors.

Name	Fees Earned or Paid in Cash(1)	Option Awards(3)		Stock Awards(10)		Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Mark F. Bregman	$19,000	$81,464	(4)	$22,796	(11)	—	—	$123,260
Gary J. Daichendt	21,500	80,749	(5)	25,799	(12)	—	—	$128,048
Kenneth D. Denman	21,500	81,464	(6)	25,799	(12)	—	—	$128,763
Charles D. Kissner	27,500	8,938	(7)	32,997	(13)	—	—	$69,435
Thomas van Overbeek(2)	26,935	346	(8)	11,397	(14)	—	—	$38,678
Edward F. Thompson	22,500	7,150	(9)	26,999	(15)	—	—	$56,649

(1)	Represents cash retainer paid for the first and second quarters of fiscal 2008. Commencing in the third quarter, all non-employee directors elected to receive common stock in lieu a cash retainer. See “— Cash Compensation” below.

(2)	Resigned from the Board of Directors on June 15, 2008 and received a cash retainer, not common stock, for services rendered in the fourth fiscal quarter of 2008.

(3)	Under the SFAS 123(R) modified prospective method, we estimated the fair value of stock option awards described in footnotes 4-9 using the Black-Scholes option valuation model with the following assumptions — Expected life: 6 years, Risk free interest rate: 2.4-4.5%, Volatility: 62%, and Dividend yield: 0. See Footnote 7 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for further discussion of the assumptions used.

(4)	As of June 30, 2008, Mr. Bregman held a stock option to purchase 50,000 shares of our common stock, with an exercise price of $11.40 per share, that was granted in fiscal 2007, which shares vest as to 1/48 of the shares each month over four years. The grant date fair value was $325,855.

(5)	As of June 30, 2008, Mr. Daichendt held a stock option to purchase 50,000 shares of our common stock, with an exercise price of $11.30 per share, that was granted in fiscal 2007, which shares vest as to 1/48 of the shares each month over four years. The grant date fair value was $322,995.

(6)	As of June 30, 2008, Mr. Denman held a stock option to purchase 50,000 shares of our common stock, with an exercise price of $11.40 per share, that was granted in fiscal 2007, which shares vest as to 1/48 of the shares each month over four years. The grant date fair value was $325,855.

(7)	As of June 30, 2008, Mr. Kissner held 50,000 shares of our common stock issued upon early exercise of a stock option, with an exercise price of $1.00 per share, that was granted during fiscal 2006, which option vested as to 25% of the shares in April 2007 and as to 1/48 of the shares each month over three years thereafter. The grant date fair value was $35,750.

(8)	As of June 30, 2008, Mr. van Overbeek held a full vested stock option to purchase 15,625 shares of our common stock, with an exercise price of $0.30 per share. The grant date fair value was $0.

(9)	As of June 30, 2008, Mr. Thompson held 50,000 shares of our common stock issued upon early exercise of a stock option, with an exercise price of $0.80 per share, that was granted during fiscal 2006, which shares vested as to 25% of the shares in January 2007 and as to 1/48 of the shares each month over three years thereafter. The grant date fair value was $28,600.

(10)

Non-employee directors may elect to receive a fully-vested award of our common stock (an “Award Bonus”), pursuant to the Plan in lieu of the current annual cash retainer. Those electing non-employee directors will receive shares having a value of 120% of the cash retainer for the year. For those non-employee directors that elect to receive an Award Bonus in lieu of the cash retainer, they must so elect at the beginning of the particular year, which election will be binding for the full amount of the retainer for that year. The Award Bonus shall be paid on a quarterly basis, on the last trading day of each fiscal quarter.

(11)	$22,796 paid in shares of common stock, in lieu of cash retainer for the third and fourth fiscal quarters of 2008, total of 4,805 shares issued.

(12)	$25,799 paid in shares of common stock, in lieu of cash retainer for the third and fourth quarters of 2008, total of 5,438 shares issued.

(13)	$32,997 paid in shares of common stock, in lieu of cash retainer for the third and fourth fiscal quarters of 2008, total of 6,955 shares issued.

(14)	$11,397 paid in shares of common stock, in lieu of cash retainer for the third fiscal quarter of 2008, total of 2,226 shares issued.

(15)	$26,999 paid in shares of common stock, in lieu of cash retainer for the third and fourth fiscal quarters of 2008, total of 5,691 shares issued.

We compensate independent directors with a combination of cash and equity.

Cash Compensation.    Currently, each independent director receives an annual retainer of $35,000. In addition, each independent director who is not a committee chair receives an annual retainer for each standing committee of our Board of Directors on which he serves equal to $3,000, or $5,000 in the case of Audit Committee service. Our lead independent director will receive an additional annual retainer of $10,000 per year for his service in that capacity, and each chair of a standing committee of our Board of Directors will receive an annual retainer of $5,000, or $10,000 in the case of the Audit Committee chair, for his service in that capacity. Annual cash retainers are paid in quarterly installments at the end of each fiscal quarter.

In February 2008, the Board of Directors approved non-employee director compensation guidelines whereby non-employee directors may elect to receive a fully-vested award of common stock in lieu of the current annual cash retainer. Non-employee directors making this election receive shares having a value of 120% of the cash retainer. For those non-employee directors that elect to receive common stock in lieu of the cash retainer, they must so elect at the beginning of the particular year, which election will be binding for the full amount of the retainer for that year. The common stock is paid on a quarterly basis, on the last trading day of each fiscal quarter. All non-employee directors made this election and it was effective for the third and fourth fiscal quarters of 2008. For the second half of fiscal 2008, Messrs. Bregman, Daichendt, Denman, Kissner and Thompson earned $22,796, $25,799, $25,799, $32,997 and $26,999 in cash retainers, respectively and were issued in lieu of the cash retainer 4,805, 5,438, 5,438, 6,955 and 5,691 shares of common stock, respectively.

In general, we do not pay fees to independent directors for attendance at meetings of our Board of Directors and its committees. In extraordinary and limited circumstances, we may pay a fee of $500 for each telephonic meeting and $1,000 for each in-person meeting so long as two-thirds of the directors in attendance and not abstaining approve the payment thereof, assuming a quorum is present at the meeting. Independent directors are reimbursed for reasonable travel expenses incurred in connection with their attendance at a board or committee meeting. In addition, we allow our Board members to use our ShoreTel phone systems in their homes at no cost, provided that they return the equipment upon termination of service to the company.

Option Grants.    Each independent director who becomes a member of our Board of Directors will be granted an initial option to purchase 50,000 shares of our common stock upon appointment or election to our Board of Directors. Each option granted to an independent director will have a ten-year term and terminate three months following the date the director ceases to be one of our directors, or 12 months afterwards if termination is due to death or disability. Each initial option grant vests and becomes exercisable as to 1/48th of the shares each month after the grant date over four years. The vesting of stock options granted to our independent directors will accelerate in full in connection with a change of control of ShoreTel. In addition, independent directors are eligible to receive discretionary awards under the 2007 Plan. In connection with Mr. Daichendt’s appointment as a member of our Board of Directors in April 2007 and Messrs. Bregman’s and Denman’s appointment as members of our Board of Directors in May 2007, we granted each of them an option to purchase 50,000 shares of our common stock, with an exercise price equal to $11.30 per share for Mr. Daichendt’s grant and $11.40 per share for Messrs. Bregman’s and Denman’s grants, which shares vest and become exercisable as to 1/48th of the shares each month after the grant date over four years.

Thomas van Overbeek served as our Chief Executive Officer from February 2002 until he retired in July 2004. Mr. van Overbeek received salary, bonuses and stock options in his capacity as Chief Executive Officer. In July 2004, we entered into a separation agreement with Mr. van Overbeek that provided for the continued vesting of his outstanding stock options and other equity so long as he continued to serve on our Board of Directors. Mr. van Overbeek ceased to serve on our Board of Directors on June 15, 2008 at which time his options ceased vesting.

STOCKHOLDER PROPOSALS

Stockholder proposals for inclusion in ShoreTel’s Proxy Statement and form of proxy relating to ShoreTel’s annual meeting of stockholders to be held in 2009 must be received by the Secretary of ShoreTel at its principal executive offices no later than June 5, 2009. Stockholders wishing to bring a proposal before the annual meeting to be held in 2009 (but not include it in ShoreTel’s proxy materials) must provide written notice of such proposal to the Secretary of ShoreTel at the principal executive offices of ShoreTel between August 5, 2009 and September 4, 2009.

OTHER MATTERS

The Board does not presently intend to bring any other business before the Meeting, and, so far as is known to the Board, no matters are to be brought before the Meeting except as specified in the Notice of the Special Meeting. As to any business that may properly come before the Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage paid envelope so that your shares may be represented at the meeting.

PRELIMINARY COPIES

PROXY

SHORETEL, INC.

Special Meeting of Stockholders – February 2, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Michael E. Healy and William P. Garvey, and each of them, as proxies of the undersigned, each with full power to appoint his substitute, and hereby authorizes them to represent and to vote all the shares of stock of ShoreTel, Inc. which the undersigned is entitled to vote, as specified on the reverse side of this card, at the Special Meeting of Stockholders of ShoreTel, Inc. to be held at our headquarters located at 960 Stewart Drive, Sunnyvale, California, on Monday, February 2, 2009, at 3:00 p.m., Pacific Time, and at any adjournment or postponement thereof.

When this Proxy is properly executed, the shares to which this Proxy relates will be voted as specified and, if no specification is made, will be voted for Proposal Nos. 1 and 2 and this Proxy authorizes the above designated proxies to vote in their discretion on such other business as may properly come before the meeting or any adjournments or postponements thereof to the extent authorized by Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, as amended.

[See reverse side]

(Continued and to be signed on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲    FOLD AND DETACH HERE    ▲

Please	Here	☐
Mark
for	Address
Change	or
Comments
SEE REVERSE SIDE

Please	mark	☑
your votes as
indicated	in
this example

The Board of Directors recommends a vote FOR the Proposals:

1	APPROVAL FOR ALL ELIGIBLE U.S. EMPLOYEES OF SHORETEL OTHER THAN SECTION 16 OFFICERS TO PARTICIPATE IN THE STOCK OPTION EXCHANGE	FOR ☐	AGAINST ☐	ABSTAIN ☐

2	APPROVAL FOR ALL ELIGIBLE SHORETEL SECTION 16 OFFICERS TO PARTICIPATE IN THE STOCK OPTION EXCHANGE	FOR ☐	AGAINST ☐	ABSTAIN ☐

Whether or not you plan to attend the meeting in person, you are urged to complete, date, sign and promptly mail this Proxy in the enclosed return envelope so that your shares may be represented at the meeting.

Signature	Signature	Date

Please sign exactly as your name(s) appear(s) on this Proxy. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign this Proxy. If shares of stock are held of record by a corporation, this Proxy should be executed by the president or vice president and the secretary or assistant secretary. Executors, administrators or other fiduciaries who execute this Proxy for a deceased stockholder should give their full title. Please date this Proxy.

▲    FOLD AND DETACH HERE    ▲

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Internet [update] Use the Internet to vote your proxy Have your proxy card in hand when you access the web site	OR	Telephone [update] Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope

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